EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT ("Agreement"), dated June 13,
1995, is between Utah Resources International, Inc. (the "Company") and Robert D. Wolff ("Employee").

     In consideration of Employee's employment by the Company, and the mutual covenants of the parties hereto, the parties agree as follows:

     1. Term of Employment. The Company employs Employee and Employee accepts employment under the terms and conditions and as of the date of this Agreement for a term of three years, unless sooner terminated in accordance with this Agreement, or extended pursuant to paragraph 5 of this Agreement. During the term of employment, Employee agrees to devote substantially all of his business time to the affairs of the Company.

     2. Office and Duties. Employee is employed as the Chief Executive Officer of the Company and Chief Executive Officer of Midwest Railroad Construction and Maintenance Corporation, a wholly-owned subsidiary of the Company. Employee's duties shall be those customarily associated with the position of President, including but not limited to being the principal executive officer of the Company and Midwest and, subject to the control of the Board of Directors of the Company and Midwest, supervising and controlling all of the business and affairs of the Company and Midwest, and in general performing all of the duties incident to the office of President and all other duties assigned him by the Company and Midwest from time to time.

     3. Salary and Benefits. Employee shall receive a minimum salary of $125,000 per year during the term of this Agreement, with payments made bi-monthly, or monthly, as Midwest determines. In addition, during the first five quarters of Employee's employment with the Company, he shall receive $25,000 per quarter, payable beginning July 1, 1995. During the term of Employee's employment, he shall receive a monthly car allowance of a reasonable amount. Commensurate with his position, Employee shall be a participant in all Company and Midwest expense reimbursement, vacation, and sick leave plans; all health, life, accident, and disability insurance programs; all retirement, pension, profit-sharing, stock option and other similar benefit plans to the extent such plans are generally made available to executive officers of the Company and to employees of the Company and Midwest.

     4. Annual Bonus. In addition to the base salary, Employee shall receive an annual bonus computed on the after tax net earnings of Midwest, as follows: 5% of the first $200,000 in net earnings of Midwest, 7% of the next $200,000, and 10% of all amounts over the first $400,000 in net earnings of Midwest. For purposes of computing Midwest's net earnings under this paragraph, the bonus amount shall be deducted from Midwest's net earnings. The bonus shall be payable within 60 days December 31st of each year.

     5. Option to Extend Term. The Company shall have the option to extend the term of Employee's employment pursuant to this Agreement for an additional three-year term, by notifying Employee, in writing, of the Company's decision to extend the term of Employee's employment. Employee agrees to accept, as a base salary for the extended term of the Agreement, the greater of: (a) $150,000 (20% above his original base salary); or, (b) $125,000 + ($125,000 multiplied by the combined percentage increase in the Consumer Price Index for the initial three-year term of the Agreement). If the Company elects not to extend the term of Employee's employment following expiration of the first three-year term of the Agreement, it must make an election to exchange stock with Employee or pay him severance pay as required by paragraph 13.

     6. Representations and Warranties. Employee represents and warrants he has no agreements with any third person that would conflict with the representations, warranties and covenants Employee makes in this Agreement. The Company represents and warrants it has full authority to enter into this Agreement and those executing the Agreement have full authority to do so. Both parties represent and warrant the Agreement, upon execution, will be a binding legal obligation of each of them.

     7. Non-competition. Employee acknowledges that: (i) Employee is involved in promoting Midwest's various business interests in each of the States in which Midwest does or may operate in the future, (ii) it is intended that Midwest's services will be sold throughout the United States, (iii) any person, company or other entity performing services similar to those of Midwest in any State of the United States in which Midwest conducts business, now or in the future, is likely to jeopardize Midwest's business, and (iv) the ability of Midwest to attain its goals is likely to be materially jeopardized if Employee competes with Midwest or assists others in competing with Midwest in connection with its present or future business. During the term of Employee's employment and for a period of two (2) years after the termination of Employee's employment (voluntary or involuntary and regardless of the circumstances of termination) Employee agrees not to, directly or indirectly, individually, or as an officer, director, employee or consultant for any entity, be engaged in, or assist any business that is involved in selling or providing services similar to those of Midwest in any State in which Midwest is then doing business. It shall not be a violation of this paragraph for Employee to own less than 5% of the shares of any public company involved in selling or providing services similar to those of Midwest.

     8. Confidential Information. Employee acknowledges that Employee has been working in the business now conducted by one of the Company's subsidiaries, and has and will in the future have access to or discover information which is of a proprietary nature to the Company ("Proprietary Information"), including methods of doing business, forecasts, strategies, customer lists and information, billing and collection methods and information, and marketing studies and information, whether previously developed by Employee, the Company or others or developed, engaged in or researched by the Company during the term of Employee's employment. Employee agrees not to disclose any Proprietary Information to any person, partnership, corporation or other entity for purposes outside the scope of Employee's employment by the Company. Employee shall only use Proprietary Information for the benefit of the Company. Employee shall not remove Proprietary Information in written or physical form, or copies of the same, from the Company's business premises unless necessary to the performance of Employee's duties. Upon Employee's termination of employment all materials disclosing or embodying Proprietary Information shall be left with or returned to the Company.

     9. Inventions and Copyrights. All inventions, whether or not patentable or copyrightable, and all ideas, reports, and other creative works made or conceived in whole or in party by Employee while employed by the Company that relate in any manner to the business, existing or proposed, of the Company and its subsidiaries, will be promptly disclosed to the Company and will be the sole and exclusive property of the Company. Any copyrightable work created pursuant to Employee's employment by the Company shall be considered a work make for hire, whether published or unpublished, and all rights shall be the property of the Company as author and owner of the copyright in the work.

     10. Successor Employer Notification. For a period of one (1) year after termination of employment with the Company, Employee shall notify any new employer, prior to accepting employment, of the existence of this Agreement and provide the employer with a copy.

     11. Injunctive Relief. Employee agrees that the violation of the terms of paragraphs 7, 8, 9, or 10 of this Agreement will cause irreparable injury to the Company and that the remedy at law for any violation or threatened violation would be inadequate. Employee hereby agrees that, upon Employee's breach of any of the terms of paragraph 7, 8, 9, or 10, the Company shall be entitled to temporary and permanent injunctive relief and/or specific performance without the necessity of proving actual damages, in addition to any other rights or remedies available to the Company at law or equity.

     12. Key-Man Life Insurance. Employee agrees the Company or Midwest may purchase, during the term of this Agreement and any extension thereof, one or more key-man life insurance policies on the life of Employee, with the Company or Midwest named as the beneficiary of the policies. Employee agrees to execute any documents or take any other action to facilitate the Company's or Midwest's obtaining the policies of life insurance.

     13. Termination; Buy-Out Options. This Agreement shall only terminate before expiration of its three-year term upon the first to occur of the following:

     (a)  the death or permanent disability of Employee;

     (b)  breach of this Agreement by Employee; or,

     (c) termination of Employee's employment for cause, defined as criminal or fraudulent conduct, or Employee's wilful failure or refusal to perform the usual and customary duties of his employment.

Should Employee die or become permanently disabled within three years of the date of this Agreement, the Company shall pay Employee, his heirs, or personal representatives the unpaid balance of three full years of base salary. If the Company fails to extend the term of Employee's employment after the first three-year term, the Company must elect to do one of the following: (a) return all of the common stock of Midwest to Employee in exchange for all of Employee's shares of common stock of URI; or, (b) pay Employee $1,250,000 in severance pay, payable quarterly over three years at 10% simple interest.

     14. Construction. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision and the invalid or unenforceable provision shall be curtailed or limited but only to the minimum extent necessary to bring it within the requirements of law. The representations, warranties, covenants and agreements contained in this Agreement shall survive the consummation of the transactions provided for in the Agreement.

     15. Parties Bound. The parties agree that this Agreement shall be binding on successors, assigns and any other legal representative of a party. The Company may enforce any provision of this Agreement.

     16. Attorneys' Fees. The prevailing party in any action to enforce the terms and conditions of this Agreement shall be entitled to payment by the other party of the prevailing party's actual attorneys' fees and costs of enforcement, whether in litigation or negotiated settlement.

     17. Assignment. This Agreement may not be assigned by either party without the other's prior written consent, which may be withheld for any reason.

     18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Utah.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


UTAH RESOURCES INTERNATIONAL, INC.



By   /s/ R. Dee Erickson
   R. Dee Erickson
   Its Chairman of the Board


"EMPLOYEE"


  /s/ Robert D. Wolff
Robert D. Wolff